Exhibit 99.1

Hamptons Luxury Homes Inc. Announces Successful Share Exchange

Stock Begins Trading Today as “HLXH” on the OTC Bulletin Board

Bridgehampton, NY -- (MARKET WIRE) -- 04/18/06 – Hamptons Luxury Homes (OTC BB: HLXH), a nationally recognized and award winning luxury homebuilder of custom estate homes, today announced that it has successfully consummated a share exchange with Telemark, Inc. and Telemark's two shareholders.  Telemark, Inc., with more than 25 years experience in the homebuilding industry, plans to provide general contracting and project management for construction activities of Hamptons Luxury Homes (“HLXH”), as well as administrative support for all of HLXH’s subsidiaries.

We believe “Our extensive expertise, and strategic relationships, will allow us to build ultra-luxury vacation homes in a manner that differentiates us from other home builders.  We believe each project requires painstaking attention to detail, and we anticipate our partnering with World renowned architects and designers, which we anticipate will result in a unique ultra-luxury home each time we finish an engagement,” stated Roy Dalene, HLXH President and CEO.  “ We anticipate that far from your ordinary homebuilder, today’s share exchange positions us to expand the awareness of the Hamptons Luxury Homes brand on a national scale.  We believe the ultra-luxury home market is poised for significant, prolonged growth, is far less dependent on broad economic factors than traditional homebuilders, and is serviced by a highly fragmented group of regional operators.  All of these factors leave us excited about the possibilities for the Company and its shareholders,” concluded Dalene.

Hamptons Luxury Homes is a regional homebuilder of custom estate homes with operations in Bridgehampton, New York.  Founded in 1978, HLXH is a nationally recognized and award winning luxury homebuilder.  Awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998, the Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  HLXH utilizes the industry’s most innovative methods, and ultra-high quality materials, to create the ultimate in aesthetic appeal.  HLXH management has extensive experience in the homebuilding industry and has successfully completed more than 500 projects.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Company Contact:

Roy Dalene

Title: President/CEO

Hamptons Luxury Homes, Inc.

Phone: 631-537-1600 ext. 115

Email: roy@telemarlinc.com

Investor Relations Contact:

Robert Butler

Sequoia Capital Advisors

212-332-7146

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